PRICING SUPPLEMENT No. T1917
Filed Pursuant to Rule 424(b)(2)
Registration Statement No. 333-238458-02
Dated June 26, 2020

Credit Suisse AG $4,502,000 Step Down Trigger Autocallable Notes

Linked to the performance of the S&P 500® Index due on July 1, 2024

Investment Description

Step Down Trigger Autocallable Notes (the “Notes”) are senior, unsecured obligations of Credit Suisse AG, acting through its London branch (“Credit Suisse” or the “Issuer”) linked to the performance of the S&P 500® Index (the “Underlying”). If the Closing Level of the Underlying is (i) equal to or greater than the Initial Underlying Level on one of the first twelve Observation Dates or (ii) equal to or greater than the Downside Threshold on the Final Valuation Date, Credit Suisse will automatically call the Notes on the immediately following Call Settlement Date and pay you a cash payment per Note equal to the principal amount of your Notes plus the applicable Call Return (the “Call Price”). No further amounts will be owed to you under the Notes after an automatic call. The Call Return applicable to each Call Settlement Date increases based on the Call Return Rate. If the Notes are not called prior to maturity, a Trigger Event will have occurred, meaning the Underlying closed below the Downside Threshold on the Final Valuation Date, and Credit Suisse will pay you less than the full principal amount of your Notes, if anything, resulting in a loss on your principal that is proportionate to the depreciation of the Underlying from the Initial Underlying Level to the Final Underlying Level. In that case, you will lose a substantial portion and possibly all of your investment. Investing in the Notes involves significant risks. Higher call return rates are generally associated with a greater risk of loss. You will lose some or all of your investment if the Notes are not called and a Trigger Event occurs. The Downside Threshold is observed only on the Final Valuation Date and the contingent repayment of principal applies only if you hold the Notes to maturity. Any payment on the Notes, including any repayment of principal, is subject to the ability of Credit Suisse to pay its obligations as they become due. If Credit Suisse were to default on its obligations, you may not receive any amounts owed to you under the Notes.

Features
☐	Automatically Callable — If the Closing Level of the Underlying is (i) equal to or greater than the Initial Underlying Level on one of the first twelve Observation Dates or (ii) equal to or greater than the Downside Threshold on the Final Valuation Date, Credit Suisse will automatically call the Notes and pay you a cash payment per Note equal to the Call Price for the applicable Observation Date and no further payments will be made on the Notes. If the Notes are not called, a Trigger Event will have occurred and investors will be exposed to any depreciation of the Underlying at maturity.

☐	Downside market risk subject to a Trigger Event — If a Trigger Event occurs, meaning the Final Underlying Level of the Underlying is less than the Downside Threshold, Credit Suisse will pay you less than your principal amount, if anything, resulting in a loss of your principal that will be proportionate to the full depreciation of the Underlying from the Initial Underlying Level to the Final Underlying Level. The Downside Threshold is observed on the Final Valuation Date and the contingent repayment of your principal applies only at maturity. Any payment on the Notes, including any repayment of principal, is subject to the ability of Credit Suisse to pay its obligations as they become due.

Key Dates
Strike Date Trade Date	June 25, 2020 June 26, 2020
Settlement Date	June 30, 2020
Observation Dates*	Quarterly (beginning after 1 year) (see page 4)
Final Valuation Date*	June 26, 2024
Maturity Date*	July 1, 2024

*        Subject to postponement as set forth in any accompanying product supplement under “Description of the Securities—Postponement of calculation dates.” If the Maturity Date is not a business day, the Redemption Amount will be payable on the first following business day, unless that business day falls in the next calendar month, in which case payment will be made on the first preceding business day.

THE NOTES ARE SIGNIFICANTLY RISKIER THAN CONVENTIONAL DEBT INSTRUMENTS. THE ISSUER IS NOT NECESSARILY OBLIGATED TO PAY THE FULL PRINCIPAL AMOUNT OF THE NOTES AT MATURITY, AND THE NOTES CAN EXPOSE YOUR INVESTMENT TO THE FULL DEPRECIATION OF THE UNDERLYING. THIS MARKET RISK IS IN ADDITION TO THE CREDIT RISK INHERENT IN PURCHASING A DEBT OBLIGATION OF CREDIT SUISSE. YOU SHOULD NOT PURCHASE THE NOTES IF YOU DO NOT UNDERSTAND OR ARE NOT COMFORTABLE WITH THE SIGNIFICANT RISKS INVOLVED IN INVESTING IN THE NOTES. YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED UNDER “KEY RISKS” BEGINNING ON PAGE 8 AND UNDER “RISK FACTORS” BEGINNING ON PAGE PS-3 OF THE ACCOMPANYING PRODUCT SUPPLEMENT BEFORE PURCHASING ANY NOTES. EVENTS RELATING TO ANY OF THOSE RISKS, OR OTHER RISKS AND UNCERTAINTIES, COULD ADVERSELY AFFECT THE MARKET VALUE OF, AND THE RETURN ON, YOUR NOTES. YOU MAY LOSE SOME OR ALL OF YOUR INITIAL INVESTMENT IN THE NOTES. THE NOTES WILL NOT BE LISTED ON ANY EXCHANGe.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the Notes or passed upon the accuracy or the adequacy of this pricing supplement or the accompanying underlying supplement, the product supplement, the prospectus supplement and the prospectus. Any representation to the contrary is a criminal offense.

Note Offering

These key terms relate to Notes linked to the performance of the S&P 500® Index. The Notes are offered at a minimum investment of 100 Notes at $10 per Note (representing a $1,000 investment), and integral multiples of $10 in excess thereof.

Underlying	Ticker	Call Return Rate***	Initial Underlying Level	Downside Threshold	CUSIP	ISIN
S&P 500® Index	SPX	9.90% per annum	3083.76	2158.63 (Approximately 70% of the Initial Underlying Level)	22550V869	US22550V8697

*** If the Notes are called, your Call Return will be based on which potential Call Settlement Date the Notes are called.

Credit Suisse currently estimates the value of each $10 principal amount of the Notes on the Trade Date is $9.98 (as determined by reference to our pricing models and the rate we are currently paying to borrow funds through issuance of the Notes (our “internal funding rate”)). See “Key Risks” in this pricing supplement.

See “Additional Information about Credit Suisse and the Notes” on page 2. The Notes will have the terms set forth in any accompanying product supplement, prospectus supplement and prospectus and this pricing supplement.

The Notes are not deposit liabilities and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency of the United States, Switzerland or any other jurisdiction.

Offering of Notes	Price to Public		Underwriting Discount and Commissions(1)		Proceeds to Credit Suisse AG
	Total	Per Note	Total	Per Note	Total	Per Note
Notes linked to the performance of the S&P 500® Index	$4,502,000	$10	$0	$0	$4,502,000	$10

(1) The agents for this offering are Credit Suisse Securities (USA) LLC (“CSSU”), an affiliate of ours, and UBS Financial Services Inc. ("UBS"). CSSU expects to sell all of the Notes that it purchases from us to UBS at a price of $10 per $10 principal amount of Notes, for sale to certain fee-based advisory accounts for which UBS is an investment advisor at the price to public of $10 per $10 principal amount of Notes. CSSU and UBS will not receive a sales commission with respect to the Notes. For more detailed information, please see “Supplemental Plan of Distribution (Conflicts of Interest)” in this pricing supplement.

Credit Suisse           UBS Financial Services Inc.

Additional Information about Credit Suisse and the Notes

You should read this pricing supplement together with the underlying supplement dated June 18, 2020, the product supplement dated June 18, 2020, the prospectus supplement dated June 18, 2020 and the prospectus dated June 18, 2020, relating to our Medium-Term Notes of which these Notes are a part. You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

♦	Underlying supplement dated June 18, 2020: https://www.sec.gov/Archives/edgar/data/1053092/000095010320011950/dp130454_424b2-eus.htm

♦	Product supplement No. I-B dated June 18, 2020: https://www.sec.gov/Archives/edgar/data/1053092/000095010320011955/dp130588_424b2-ps1b.htm

♦	Prospectus supplement and Prospectus dated June 18, 2020: https://www.sec.gov/Archives/edgar/data/1053092/000110465920074474/tm2019510-8_424b2.htm

Our Central Index Key, or CIK, on the SEC website is 1053092. As used in this pricing supplement, “we,” “us,” or “our” refers to Credit Suisse.

The Notes are senior, unsecured obligations of Credit Suisse and will rank pari passu with all of our other senior unsecured obligations.

In the event the terms of the Notes described in this pricing supplement differ from, or are inconsistent with, the terms described in the underlying supplement, any product supplement, the prospectus supplement or prospectus, the terms described in this pricing supplement will control.

This pricing supplement, together with the documents listed above, contains the terms of the Notes and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, fact sheets, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. We may, without the consent of the registered holder of the Notes and the owner of any beneficial interest in the Notes, amend the Notes to conform to its terms as set forth in this pricing supplement and the documents listed above, and the trustee is authorized to enter into any such amendment without any such consent. You should carefully consider, among other things, the matters set forth in “Key Risks” in this pricing supplement and “Risk Factors” in any accompanying product supplement, “Foreign Currency Risks” in the accompanying prospectus, and any risk factors we describe in the combined Annual Report on Form 20-F of Credit Suisse Group AG and us incorporated by reference therein, and any additional risk factors we describe in future filings we make with the SEC under the Securities Exchange Act of 1934, as amended, as the Notes involve risks not associated with conventional debt securities. You should consult your investment, legal, tax, accounting and other advisors before deciding to invest in the Notes.

Investor Suitability

The Notes may be suitable for you if:

♦	You fully understand the risks inherent in an investment in the Notes, including the risk of loss of your entire initial investment.

♦	You can tolerate a loss of all or a substantial portion of your investment, and you are willing to make an investment that may be exposed to any depreciation of the Underlying.

♦	You believe the Closing Level of the Underlying will be equal to or greater than the Initial Underlying Level on one of the first twelve Observation Dates, or you believe a Trigger Event will not occur, meaning the Underlying will close at or above the Downside Threshold on the Final Valuation Date.

♦	You understand and accept that you will not participate in any appreciation in the level of the Underlying, which may be significant, and that your potential return is limited to the applicable Call Return, if any, and you are willing to invest in the Notes based on the Call Return Rate specified on the cover hereof.

♦	You are willing to invest in the Notes based on the Downside Threshold specified on the cover hereof.

♦	You are willing to forgo any dividends paid on the equity securities included in the Underlying.

♦	You do not seek current income from your investment.

♦	You are willing to invest in Notes that are subject to potential Automatic Call after one year, and you are otherwise willing to hold such Notes to maturity and accept that there may be little or no secondary market for the Notes.

♦	You understand and accept the risks associated with the Underlying.

♦	You are willing to assume the credit risk of Credit Suisse for all payments under the Notes and understand that the payment of any amount due on the Notes is subject to the credit risk of Credit Suisse.

The Notes may not be suitable for you if:

♦	You do not fully understand the risks inherent in an investment in the Notes, including the risk of loss of your entire initial investment.

♦	You seek an investment designed to provide a full return of principal at maturity.

♦	You cannot tolerate a loss of all or a substantial portion of your investment, and you are unwilling to make an investment that may be exposed to any depreciation of the Underlying.

♦	You believe that the Underlying will close below the Initial Underlying Level on one of the first twelve Observation Dates, or you believe a Trigger Event will occur, meaning the Closing Level of the Underlying will be below the Downside Threshold on the Final Valuation Date.

♦	You seek an investment that participates in the full appreciation in the level of the Underlying, and whose return is not limited. You are unwilling to invest in the Notes based on the Call Return Rate specified on the cover hereof.

♦	You are unwilling to invest in the Notes based on the Downside Threshold specified on the cover hereof.

♦	You seek current income from your investment.

♦	You prefer to receive the dividends paid on the equity securities included in the Underlying.

♦	You are unable or unwilling to hold Notes that are subject to potential Automatic Call after one year or are otherwise unable or unwilling to hold such Notes to maturity or you seek an investment for which there will be an active secondary market for the Notes.

♦	You do not understand or accept the risks associated with the Underlying.

♦	You are unwilling to assume the credit risk of Credit Suisse for all payments under the Notes.

The suitability considerations identified above are not exhaustive. Whether or not the Notes are a suitable investment for you will depend on your individual circumstances and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisors have carefully considered the suitability of an investment in the Notes in light of your particular circumstances. You should also review carefully the “Key Risks” beginning on page 7 of this pricing supplement for risks related to an investment in the Notes. For more information on the Underlying, see “The Underlying” in this pricing supplement.

Key Terms

Issuer	Credit Suisse AG (“Credit Suisse”), acting through its London branch.
Principal Amount	$10 per Note
Term(1)	Approximately four years, unless called earlier. In the event that we make any change to the expected Settlement Date, the calculation agent may adjust (i) the Observation Dates to ensure that the term between each Observation Date remains the same and/or (ii) the Final Valuation Date and Maturity Date to ensure that the stated term of the Notes remains the same.
Underlying	The S&P 500® Index.
Automatic Call Feature	If the Closing Level of the Underlying is (i) equal to or greater than the Initial Underlying Level on one of the first twelve Observation Dates or (ii) equal to or greater than the Downside Threshold on the Final Valuation Date, Credit Suisse will automatically call the Notes and pay you a cash payment per Note equal to the Call Price for the applicable Observation Date. No further payments will be made on the Notes after an automatic call.
Call Settlement Date	Two business days following the relevant Observation Date, except that the Call Settlement Date for the Final Valuation Date is the Maturity Date. If any Call Settlement Date is not a business day, the Call Price will be payable on the first following business day, unless that business day falls in the next calendar month, in which case payment will be made on the first preceding business day. Each subject to postponement as described in any accompanying product supplement under “Description of the Securities—Postponement of calculation dates.”
Call Return	The Call Return increases the longer the Notes are outstanding and is based upon a rate of 9.90% per annum (the “Call Return Rate”).
Call Price	The Call Price equals the principal amount per Note plus the applicable Call Return.
The table below reflects the Call Return Rate of 9.90% per annum. These numbers have been rounded for ease of analysis.
Observation Dates	Call Settlement Dates	Call Return	Call Price (per Note)
July 1, 2021	July 6, 2021	9.90%	$10.99
September 27, 2021	September 29, 2021	12.375%	$11.2375
December 27, 2021	December 29, 2021	14.85%	$11.485
March 28, 2022	March 30, 2022	17.325%	$11.7325
June 27, 2022	June 29, 2022	19.80%	$11.98
September 26, 2022	September 28, 2022	22.275%	$12.2275
December 27, 2022	December 29, 2022	24.75%	$12.475
March 27, 2023	March 29, 2023	27.225%	$12.7225
June 26, 2023	June 28, 2023	29.70%	$12.97

September 26, 2023	September 28, 2023	32.175%	$13.2175
December 26, 2023	December 28, 2023	34.65%	$13.465
March 26, 2024	March 28, 2024	37.125%	$13.7125
June 26, 2024	July 1, 2024	39.60%	$13.96
Trigger Event

A Trigger Event will occur if the Final Underlying Level is less than the Downside Threshold.

In this case, you will not receive the final Call Price and will be fully exposed to any depreciation in the level of the Underlying from the Trade Date to the Final Valuation Date.

Payment at Maturity (per Note)

If the Notes are not automatically called, a Trigger Event will have occurred and on the Maturity Date, Credit Suisse will pay you less than the principal amount of your Notes, if anything, resulting in a loss on your initial investment that is proportionate to the Underlying Return, for an amount equal to:

$10 + ($10 × Underlying Return)

You will lose some or all of your principal amount if the Notes are not called.

Underlying Return	Final Underlying Level – Initial Underlying Level Initial Underlying Level
Downside Threshold	A percentage of the Initial Underlying Level, as specified on the cover of this pricing supplement.
Initial Underlying Level	The Closing Level of the Underlying on the Strike Date, as specified on the cover of this pricing supplement.
Final Underlying Level	The Closing Level of the Underlying on the Final Valuation Date, as determined by the calculation agent.
Closing Level	The Closing Level of the S&P 500® Index on any trading day will be the closing level of the Underlying on such trading day, as determined by the calculation agent by reference to (i) Bloomberg Financial Services (“Bloomberg”) or any successor reporting service, or (ii) if Bloomberg or such successor reporting service does not publish the closing level on such trading day, the index sponsor.

Observation Dates

The first Observation Date will occur on July 1, 2021. Observation Dates will occur quarterly thereafter as listed in the “Observation Dates/Call Settlement Dates” table above. The final Observation Date, June 26, 2024, will be the “Final Valuation Date.” Each is subject to postponement as described in any accompanying product supplement under “Description of the Securities—Postponement of calculation dates.”

Supplemental Terms of the Notes

For purposes of the Notes offered by this pricing supplement, all references to each of the following defined terms used in any accompanying product supplement will be deemed to refer to the corresponding defined term used in this pricing supplement, as set forth in the table below:

Product Supplement Defined Term	Pricing Supplement Defined Term
Knock-In Level	Downside Threshold
Knock-In Event	Trigger Event
Valuation Date	Final Valuation Date
Initial Level	Initial Underlying Level
Final Level	Final Underlying Level

Investment Timeline

Strike Date	The Initial Underlying Level is observed and the Downside Threshold is determined.

Quarterly, beginning after 1 year (including the Final Valuation Date)	The Notes will be called if the Closing Level of the Underlying is (i) equal to or greater than the Initial Underlying Level on one of the first twelve Observation Dates or (ii) equal to or greater than the Downside Threshold on the Final Valuation Date. If the Notes are called, Credit Suisse will pay you a cash payment per Note equal to the Call Price for the applicable Call Settlement Date, which is $10 plus the applicable Call Return.

Maturity Date

The Final Underlying Level is observed on the Final Valuation Date.

If the Notes have not been called, a Trigger Event will have occurred and Credit Suisse will pay you less than the principal amount of your Notes, if anything, resulting in a loss on your initial investment proportionate to the depreciation of the Underlying from the Initial Underlying Level to the Final Underlying Level, for an amount equal to:

$10 + ($10 × Underlying Return)
per Note

INVESTING IN THE NOTES INVOLVES SIGNIFICANT RISKS. YOU MAY LOSE SOME OR ALL OF YOUR PRINCIPAL AMOUNT. ANY PAYMENT ON THE NOTES, INCLUDING ANY REPAYMENT OF PRINCIPAL, IS SUBJECT TO CREDIT SUISSE’S ABILITY TO PAY ITS OBLIGATIONS AS THEY BECOME DUE. IF CREDIT SUISSE WERE TO DEFAULT ON ITS OBLIGATIONS, YOU MAY NOT RECEIVE ANY AMOUNTS OWED TO YOU UNDER THE NOTES.

Key Risks

An investment in the offering of the Notes involves significant risks. Investing in the Notes is not equivalent to investing in the Underlying. Some of the risks that apply to the Notes are summarized below, but we urge you to read the more detailed explanation of risks relating to the Notes in the “Risk Factors” section of any accompanying product supplement. We also urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes.

♦	You may receive less than the principal amount at maturity — If the Notes are not automatically called, a Trigger Event will have occurred and you will receive less at maturity than you originally invested in the Notes. If the Final Underlying Level of the Underlying is less than the Downside Threshold, you will be fully exposed to any depreciation in the Underlying and will incur a loss proportionate to the Underlying Return. In this case, at maturity, the amount Credit Suisse will pay you will be less than the principal amount of the Notes and you could lose your entire investment. It is not possible to predict whether a Trigger Event will occur, and in the event that there is a Trigger Event, by how much the Final Underlying Level will decrease in comparison to the Initial Underlying Level. Any payment on the Notes is subject to our ability to pay our obligations as they become due.

♦	Regardless of the amount of any payment you receive on the Notes, your actual yield may be different in real value terms — Inflation may cause the real value of any payment you receive on the Notes to be less at maturity than it is at the time you invest. An investment in the Notes also represents a forgone opportunity to invest in an alternative asset that generates a higher real return. You should carefully consider whether an investment that may result in a return that is lower than the return on alternative investments is appropriate for you.

♦	The Notes are subject to the credit risk of Credit Suisse — Investors are dependent on our ability to pay all amounts due on the Notes and, therefore, if we were to default on our obligations, you may not receive any amounts owed to you under the Notes. In addition, any decline in our credit ratings, any adverse changes in the market’s view of our creditworthiness or any increase in our credit spreads is likely to adversely affect the value of the Notes prior to maturity.

♦	Your potential return on the Notes will not exceed the Call Return — If called, the return potential of the Notes is limited to the applicable Call Return regardless of the appreciation of the Underlying. In addition, because the Call Return increases the longer the Notes have been outstanding, the Call Price payable with respect to earlier Observation Dates is less than the Call Price with respect to later Observation Dates. The earlier a Note is called, the lower your return will be. In addition, if called, you may not be able to reinvest in similar securities with similar terms as the Notes due to market conditions at the time of the automatic call. If the Notes are not called, a Trigger Event will have occurred and you will be subject to the decline in the level of the Underlying even though you will not participate in any of the Underlying’s potential appreciation.

♦	No interest payments — The Notes do not pay interest. You may lose some or all of your investment at maturity depending on the performance of the Underlying.

♦	The probability that the Final Underlying Level will be less than the Downside Threshold will depend on the volatility of the Underlying — “Volatility” refers to the frequency and magnitude of changes in the level of the Underlying. The greater the expected volatility with respect to the Underlying on the Trade Date, the higher the expectation as of the Trade Date that the Final Underlying Level of the Underlying could be less than the Downside Threshold, indicating a higher expected risk of loss on the Notes. The terms of the Notes are set, in part, based on expectations about the volatility of the Underlying as of the Trade Date. The volatility of the Underlying can change significantly over the term of the Notes. The level of the Underlying could fall sharply, which could result in a significant loss of principal. You should be willing to accept the downside market risk of the Underlying and the potential to lose a significant amount of your principal at maturity.

♦	Hedging and trading activity — We, any dealer or any of our or their respective affiliates may carry out hedging activities related to the Notes, including in instruments related to the Underlying. We, any dealer or our or their respective affiliates may also trade instruments related to the Underlying from time to time. Any of these hedging or trading activities on or prior to the Trade Date and during the term of the Notes could adversely affect our payment to you at maturity.

♦	The estimated value of the Notes on the Trade Date is less than the Price to Public — The initial estimated value of your Notes on the Trade Date (as determined by reference to our pricing models and our internal funding rate) is less than the original Price to Public. The Price to Public of the Notes includes any discounts or commissions as well as transaction costs such as expenses incurred to create, document and market the Notes and the cost of hedging our risks as issuer of the Notes through one or more of our affiliates (which includes a projected profit). These costs will be effectively borne by you as an investor in the Notes. These amounts will be retained by Credit Suisse or our affiliates in connection with our structuring and offering of the Notes (except to the extent discounts or commissions are reallowed to other broker-dealers or any costs are paid to third parties).

On the Trade Date, we value the components of the Notes in accordance with our pricing models. These include a fixed income component valued using our internal funding rate, and individual option components valued using proprietary pricing models dependent on inputs such as volatility, correlation, dividend rates, interest rates and other factors, including assumptions about future market events and/or environments. These inputs may be market-observable or may be based on assumptions made by us in our discretionary judgment. As such, the payout on the Notes can be replicated using a combination of these components and the value of these components, as determined by us using our pricing models, will impact the terms of the Notes at issuance. Our option valuation models are proprietary. Our pricing models take into account factors such as interest rates, volatility and time to maturity of the Notes, and they rely in part on certain assumptions about future events, which may prove to be incorrect.

Because Credit Suisse’s pricing models may differ from other issuers’ valuation models, and because funding rates taken into account by other issuers may vary materially from the rates used by Credit Suisse (even among issuers with similar creditworthiness), our estimated value at any time may not be comparable to estimated values of similar securities of other issuers.

♦	Effect of interest rate used in structuring the Notes — The internal funding rate we use in structuring notes such as these Notes is typically lower than the interest rate that is reflected in the yield on our conventional debt securities of similar maturity in the secondary market (our “secondary market credit spreads”). If on the Trade Date our internal funding rate is lower than our secondary market credit spreads, we expect that the economic terms of the Notes will generally be less favorable to you than they would have been if our secondary market credit spread had been used in structuring the Notes. We will also use our internal funding rate to determine the price of the Notes if we post a bid to repurchase your Notes in secondary market transactions. See “—Secondary Market Prices” below.

♦	Secondary market prices — If Credit Suisse (or an affiliate) bids for your Notes in secondary market transactions, which we are not obligated to do, the secondary market price (and the value used for account statements or otherwise) may be higher or lower than the Price to Public and the estimated value of the Notes on the Trade Date. The estimated value of the Notes on the cover of this pricing supplement does not represent a minimum price at which we would be willing to buy the Notes in the secondary market (if any exists) at any time. The secondary market price of your Notes at any time cannot be predicted and will reflect the then-current estimated value determined by reference to our pricing models, the related inputs and other factors, including our internal funding rate, customary bid and ask spreads and other transaction costs, changes in market conditions and any deterioration or improvement in our creditworthiness. In circumstances where our internal funding rate is higher than our secondary market credit spreads, our secondary market bid for your Notes could be less favorable than what other dealers might bid because, assuming all else equal, we use the higher internal funding rate to price the Notes and other dealers might use the lower secondary market credit spread to price them. Furthermore, assuming no change in market conditions from the Trade Date, the secondary market price of your Notes will be lower than the Price to Public because it will not include any discounts or commissions and hedging and other transaction costs. If you sell your Notes to a dealer in a secondary market transaction, the dealer may impose an additional discount or commission, and as a result the price you receive on your Notes may be lower than the price at which we may repurchase the Notes from such dealer.

We (or an affiliate) may initially post a bid to repurchase the Notes from you at a price that will exceed the then-current estimated value of the Notes. That higher price reflects our projected profit and costs, which may include discounts and commissions that were included in the Price to Public, and that higher price may also be initially used for account statements or otherwise. We (or our affiliate) may offer to pay this higher price, for your benefit, but the amount of any excess over the then-current estimated value will be temporary and is expected to decline over a period of approximately three months.

The Notes are not designed to be short-term trading instruments and any sale prior to maturity could result in a substantial loss to you. You should be willing and able to hold your Notes to maturity.

♦	Credit Suisse is subject to Swiss regulation — As a Swiss bank, Credit Suisse is subject to regulation by governmental agencies, supervisory authorities and self-regulatory organizations in Switzerland. Such regulation is increasingly more extensive and complex and subjects Credit Suisse to risks. For example, pursuant to Swiss banking laws, the Swiss Financial Market Supervisory Authority (FINMA) may open resolution proceedings if there are justified concerns that Credit Suisse is over-indebted, has serious liquidity problems or no longer fulfills capital adequacy requirements. FINMA has broad powers and discretion in the case of resolution proceedings, which include the power to convert debt instruments and other liabilities of Credit Suisse into equity and/or cancel such liabilities in whole or in part. If one or more of these measures were imposed, such measures may adversely affect the terms and market value of the Notes and/or the ability of Credit Suisse to make payments thereunder and you may not receive any amounts owed to you under the Notes.

♦	Lack of liquidity — The Notes will not be listed on any securities exchange. Credit Suisse (or its affiliates) intends to offer to purchase the Notes in the secondary market but is not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Notes when you wish to do so. Because other dealers are not likely to make a secondary market for the Notes, the price at which you may be able to trade your Notes is likely to depend on the price, if any, at which Credit Suisse (or its affiliates) is willing to buy the Notes. If you have to sell your Notes prior to maturity, you may not be able to do so or you may have to sell them at a substantial loss. The full repayment of principal is contingent upon an Automatic Call. Because a Trigger Event is determined by observing the Downside Threshold only on the Final Valuation Date, if you are able to sell your Notes prior to maturity in the secondary market, you may have to sell them at a loss even if the level of the Underlying is at or above the Downside Threshold at that time.

♦	Potential conflicts — We and our affiliates play a variety of roles in connection with the issuance of the Notes, including acting as calculation agent, hedging our obligations under the Notes and determining their estimated value. In performing these duties, the economic interests of us and our affiliates are potentially adverse to your interests as an investor in the Notes. Further, hedging activities may adversely affect any payment on or the value of the Notes. Any profit in connection with such hedging activities will be in addition to any other compensation that we and our affiliates receive for the sale of the Notes, which creates an additional incentive to sell the Notes to you.

♦	Unpredictable economic and market factors will affect the value of the Notes — The payout on the Notes can be replicated using a combination of the components described in “The estimated value of the Notes on the Trade Date is less than the Price to Public.” Therefore, in addition to the level of the Underlying, the terms of the Notes at issuance and the value of the Notes prior to maturity may be influenced by factors that impact the value of fixed income securities and options in general, such as:

o	the expected and actual volatility of the Underlying;

o	the time to maturity of the Notes;

o	the dividend rate on the equity securities included in the Underlying;

o	interest and yield rates in the market generally;

o	investors expectations with respect to the rate of inflation;

o	geopolitical conditions and economic, financial, political, regulatory, judicial or other events that affect the components included in the Underlying or markets generally and which may affect the level of the Underlying; and

o	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

Some or all of these factors may influence the price that you will receive if you choose to sell your Notes prior to maturity, and such price could be less than your initial investment and significantly different than the amount expected at maturity. The impact of any of the factors set forth above may enhance or offset some or all of any change resulting from another factor or factors.

♦	No ownership rights relating to the Underlying — Your return on the Notes will not reflect the return you would realize if you actually owned the assets that comprise the Underlying. The return on your investment is not the same as the total return you would receive based on the purchase of the equity securities that comprise the Underlying.

♦	No dividend payments or voting rights — As a holder of the Notes, you will not have voting rights or rights to receive cash dividends or other distributions or other rights with respect to the equity securities that comprise the Underlying. Further, the performance of the Underlying will not include these dividends or distributions and does not contain a "total return" feature.

♦	The U.S. federal tax consequences of an investment in the Notes are unclear — There is no direct legal authority regarding the proper U.S. federal tax treatment of the Notes, and we do not plan to request a ruling from the Internal Revenue Service (the “IRS”). Consequently, significant aspects of the tax treatment of the Notes are uncertain, and the IRS or a court might not agree with the treatment of the Notes as prepaid financial contracts that are treated as “open transactions.” If the IRS were successful in asserting an alternative treatment of the Notes, the tax consequences of the ownership and disposition of the Notes, including the timing and character of income recognized by U.S. investors and the withholding tax consequences to non-U.S. investors, might be materially and adversely affected. Moreover, future legislation, Treasury regulations or IRS guidance could adversely affect the U.S. federal tax treatment of the Notes, possibly retroactively.

Hypothetical Examples of How the Notes Might Perform

Hypothetical terms only. Actual terms may vary. See the cover page for actual offering terms.

The examples below illustrate the payment upon Automatic Call or at maturity for a hypothetical offering of the Notes under various scenarios, with the assumptions set forth below. Numbers in the examples and table below have been rounded for ease of analysis. The “total return” as used in this pricing supplement is the number, expressed as a percentage, that results from comparing the total payment on the Notes per $10 principal amount to the $10 Price to Public. You should not take these examples or the table below as an indication or assurance of the expected performance of the Underlying. The actual terms are set forth on the cover of this pricing supplement and under “Key Terms” above. You should consider carefully whether the Notes are suitable to your investment goals. Any payment on the Notes is subject to our ability to pay our obligations as they become due.

Principal Amount:	$10
Term:	Approximately four years
Hypothetical Call Return Rate:	9.90% per annum
Observation Dates:	Quarterly (beginning after 1 year)
Hypothetical Initial Underlying Level:	3000
Hypothetical Downside Threshold:	2100 (70% of the Hypothetical Initial Underlying Level)

Example 1 — Notes are called on the First Observation Date

Date	Closing Level	Payment (per Note)
First Observation Date	3200 (at or above Initial Underlying Level)	Notes called; Issuer pays principal plus Call Return of $0.99 on Call Settlement Date.
	Total Payment (per $10 Note)	$10.99 (9.90% total return)

Because the Closing Level of the Underlying is equal to or greater than the Initial Underlying Level on the first Observation Date, the Notes are called on the first Observation Date, and on the Call Settlement Date Credit Suisse will pay you a total of $10.99 per $10 principal amount (reflecting your principal amount plus the applicable Call Return). You will have received a 9.90% total return on the Notes. You will not receive any further payments on the Notes.

Example 2 — Notes are called on the Second Observation Date

Date	Closing Level	Payment (per Note)
First Observation Date	2500 (below Initial Underlying Level)	Notes NOT called
Second Observation Date	3000 (at or above Initial Underlying Level)	Notes called; Issuer pays principal plus Call Return of $1.2375 on Call Settlement Date.
	Total Payment (per $10 Note)	$11.2375 (12.375% total return)

Because the Closing Level of the Underlying is less than the Initial Underlying Level on the first Observation Date, the Notes are not called on the first Observation Date. Because the Closing Level of the Underlying is equal to or greater than the Initial Underlying Level on the second Observation Date, the Notes are called on the second Observation Date, and on the Call Settlement Date Credit Suisse will pay you a total of $11.2375 per $10 principal amount (reflecting your principal amount plus the applicable Call Return). You will have received a 12.375% total return on the Notes. You will not receive any further payments on the Notes.

Example 3 — Notes are called on the Final Valuation Date

Date	Closing Level	Payment (per Note)
First Observation Date	2700 (below Initial Underlying Level)	Notes NOT called
Second through Twelfth Observation Dates	Various (below Initial Underlying Level)	Notes NOT called
Final Valuation Date	2500 (at or above Downside Threshold)	Notes called; Issuer pays principal plus Call Return of $3.96 on Maturity Date.
	Total Payment (per $10 Note)	$13.96 (39.60% total return)

Because the Closing Level of the Underlying was less than the Initial Underlying Level on each Observation Date prior to the Final Valuation Date, the Notes are not called prior to the Final Valuation Date. Because the Final Underlying Level of the Underlying is equal to or greater than the Downside Threshold, the Notes are called on the Final Valuation Date. On the Call Settlement Date (which is the Maturity Date), Credit Suisse will pay you a total of $13.96 per $10 principal amount (reflecting your principal amount plus the applicable Call Return). You will have received a 39.60% total return on the Notes.

Example 4 — Notes are NOT called, so a Trigger Event occurs

Date	Closing Level	Payment (per Note)
First Observation Date	2700 (below Initial Underlying Level)	Notes NOT called
Second through Twelfth Observation Dates	Various (below Initial Underlying Level)	Notes NOT called
Final Valuation Date	1200 (below Downside Threshold)	Notes NOT called; Issuer pays less than the principal amount resulting in a loss proportionate to the depreciation of the Underlying.
	Total Payment (per $10 Note)	$4 (60% loss)

Because the Closing Level of the Underlying is less than the Initial Underlying Level on each Observation Date prior to the Final Valuation Date and the Final Underlying Level of the Underlying is less than the Downside Threshold, the Notes are not called and a Trigger Event occurs; thus at maturity, Credit Suisse will pay you a total of $4 per $10 principal amount, calculated as follows:

The Underlying Return will equal:

Final Underlying Level – Initial Underlying Level

Initial Underlying Level

= −0.60

The Payment at Maturity = principal amount of the Notes × (1 + Underlying Return)

= $10 × (1 – 0.60) = $4

You will have received a total of $4 per $10 principal amount, a 60% total loss on the Notes.

Hypothetical Payment at Maturity

The table below assumes a Downside Threshold of 70% of the Initial Underlying Level and that the Notes are not automatically called. It illustrates, for a $10 investment in the Notes, hypothetical Payments at Maturity for a hypothetical range of Underlying Returns of the Underlying. You should consider carefully whether the Notes are suitable to your investment goals. Any payment on the Notes is subject to our ability to pay our obligations as they become due. The numbers appearing in the tables and examples below have been rounded for ease of analysis.

Percentage Change from the Initial Underlying Level to the Final Underlying Level	Underlying Return	Payment at Maturity
−31%	−31%	$6.90
−40%	−40%	$6
−50%	−50%	$5
−60%	−60%	$4
−70%	−70%	$3
−80%	−80%	$2
−90%	−90%	$1
−100%	−100%	$0

Supplemental Use of Proceeds and Hedging

We intend to use the proceeds of this offering for our general corporate purposes, which may include the refinancing of existing debt outside Switzerland. Some or all of the proceeds we receive from the sale of the Notes may be used in connection with hedging our obligations under the Notes through one or more of our affiliates. Such hedging or trading activities on or prior to the Trade Date and during the term of the Notes (including on any calculation date, as defined in any accompanying product supplement) could adversely affect the value of the Underlying and, as a result, could decrease the amount you may receive on the Notes at maturity. For additional information, see “Supplemental Use of Proceeds and Hedging” in any accompanying product supplement.

The Underlying

The following graph sets forth the historical performance of the Underlying based on the Closing Levels of the Underlying from January 2, 2010 through June 25, 2020. We obtained the historical information below from Bloomberg, without independent verification.

You should not take the historical level of the Underlying as an indication of future performance of the Underlying or the Notes. Any historical trend in the level of the Underlying during any period set forth below is not an indication that the level of the Underlying is more or less likely to increase or decrease at any time over the term of the Notes.

For additional information on the S&P 500® Index, see “The Reference Indices—The S&P Dow Jones Indices—The S&P U.S. Indices—The S&P 500® Index” in the accompanying underlying supplement.

Historical Information

The Closing Level of the S&P 500® Index on June 25, 2020 was 3083.76. The solid green line on the graph represents the Downside Threshold.

United States Federal Tax Considerations

This discussion supplements and, to the extent inconsistent therewith, supersedes the discussion in the accompanying product supplement under “United States Federal Tax Considerations.”

There are no statutory, judicial or administrative authorities that address the U.S. federal income tax treatment of the Notes or instruments that are similar to the Notes. In the opinion of our counsel, Davis Polk & Wardwell LLP, which is based on current market conditions, a Note should be treated as a prepaid financial contract that is an “open transaction” for U.S. federal income tax purposes. However, there is uncertainty regarding this treatment.

Assuming this treatment of the Notes is respected and subject to the discussion in “United States Federal Tax Considerations” in the accompanying product supplement, the following U.S. federal income tax consequences should result:

•	You should not recognize taxable income over the term of the Notes prior to maturity, other than pursuant to a sale or other disposition.

•	Upon a sale or other disposition (including retirement) of a Note, you should recognize capital gain or loss equal to the difference between the amount realized and your tax basis in the Note. Such gain or loss should be long-term capital gain or loss if you held the Note for more than one year.

We do not plan to request a ruling from the IRS regarding the treatment of the Notes, and the IRS or a court might not agree with the treatment described herein. In particular, the IRS could treat the Notes as contingent payment debt instruments, in which case the tax consequences of ownership and disposition of the Notes, including the timing and character of income recognized, could be materially and adversely affected. Moreover, the U.S. Treasury Department and the IRS have requested comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar financial instruments and have indicated that such transactions may be the subject of future regulations or other guidance. In addition, members of Congress have proposed legislative changes to the tax treatment of derivative contracts. Any legislation, Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Notes, possibly with retroactive effect. You should consult your tax advisor regarding possible alternative tax treatments of the Notes and potential changes in applicable law.

Non-U.S. Holders. Subject to the discussions in the next paragraph and in “United States Federal Tax Considerations” in the accompanying product supplement, if you are a Non-U.S. Holder (as defined in the accompanying product supplement) of the Notes, you generally should not be subject to U.S. federal withholding or income tax in respect of any amount paid to you with respect to the Notes, provided that (i) income in respect of the Notes is not effectively connected with your conduct of a trade or business in the United States, and (ii) you comply with the applicable certification requirements.

As discussed under “United States Federal Tax Considerations—Tax Consequences to Non-U.S. Holders—Dividend Equivalents under Section 871(m) of the Code”” in the accompanying product supplement, Section 871(m) of the Internal Revenue Code generally imposes a 30% withholding tax on “dividend equivalents” paid or deemed paid to Non-U.S. Holders with respect to certain financial instruments linked to U.S. equities or indices that include U.S. equities. Treasury regulations under Section 871(m), as modified by an IRS notice, exclude from their scope financial instruments issued prior to January 1, 2023 that do not have a “delta” of one with respect to any U.S. equity. Based on the terms of the Notes and representations provided by us, our counsel is of the opinion that the Notes should not be treated as transactions that have a “delta” of one within the meaning of the regulations with respect to any U.S. equity and, therefore, should not be subject to withholding tax under Section 871(m).

A determination that the Notes are not subject to Section 871(m) is not binding on the IRS, and the IRS may disagree with this determination. Moreover, Section 871(m) is complex and its application may depend on your particular circumstances, including your other transactions. You should consult your tax advisor regarding the potential application of Section 871(m) to the Notes.

If withholding tax applies to the Notes, we will not be required to pay any additional amounts with respect to amounts withheld.

You should read the section entitled “United States Federal Tax Considerations” in the accompanying product supplement. The preceding discussion, when read in combination with that section, constitutes the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal tax consequences of owning and disposing of the Notes.

You should also consult your tax advisor regarding all aspects of the U.S. federal income and estate tax consequences of an investment in the Notes and any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Supplemental Plan of Distribution (Conflicts of Interest)

The agents for this offering are CSSU and UBS. CSSU expects to sell all of the Notes that it purchases from us to UBS at a price of $10 per $10 principal amount of Notes, for sale to certain fee-based advisory accounts for which UBS is an investment advisor at the price to public of $10 per $10 principal amount of Notes. CSSU and UBS will not receive a sales commission with respect to the Notes. Investors that purchase and hold the Notes in fee-based advisory accounts will pay advisory fees to UBS based on the amount of assets held in those accounts. For additional information, see “Underwriting (Conflicts of Interest)” in any accompanying product supplement. We expect to deliver the Notes against payment for the Notes on the Settlement Date indicated herein, which may be a date that is greater or less than two business days following the Trade Date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in two business days, unless the parties to a trade expressly agree otherwise. Accordingly, if the Settlement Date is more than two business days after the Trade Date, purchasers who wish to transact in the Notes more than two business days prior to the Settlement Date will be required to specify alternative settlement arrangements to prevent a failed settlement.

Validity of the Notes

In the opinion of Davis Polk & Wardwell LLP, as United States counsel to Credit Suisse, when the Notes offered by this pricing supplement have been executed and issued by Credit Suisse and authenticated by the trustee pursuant to the indenture, and delivered against payment therefor, such Notes will be valid and binding obligations of Credit Suisse, enforceable against Credit Suisse in accordance with their terms, subject to (i) applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, (ii) possible judicial or regulatory actions giving effect to governmental actions or foreign laws affecting creditors’ rights and (iii) concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above. This opinion is given as of the date of this pricing supplement and is limited to the laws of the State of New York, except that such counsel expresses no opinion as to the application of state securities or Blue Sky laws to the Notes. Insofar as this opinion involves matters governed by Swiss law, Davis Polk & Wardwell LLP has relied, without independent inquiry or investigation, on the opinion of Homburger AG, dated June 19, 2020 and filed by Credit Suisse as an exhibit to a Current Report on Form 6-K on June 19, 2020. The opinion of Davis Polk & Wardwell LLP is subject to the same assumptions, qualifications and limitations with respect to such matters as are contained in the opinion of Homburger AG. In addition, the opinion of Davis Polk & Wardwell LLP is subject to customary assumptions about the establishment of the terms of the Notes, the trustee’s authorization, execution and delivery of the indenture and its authentication of the Notes, and the validity, binding nature and enforceability of the indenture with respect to the trustee, all as stated in the opinion of Davis Polk & Wardwell LLP dated June 19, 2020, which was filed by Credit Suisse as an exhibit to a Current Report on Form 6-K on June 19, 2020. Davis Polk & Wardwell LLP expresses no opinion as to waivers of objections to venue, the subject matter or personal jurisdiction of a United States federal court or the effectiveness of service of process other than in accordance with applicable law. In addition, such counsel notes that the enforceability in the United States of Section 10.08(c) of the indenture is subject to the limitations set forth in the United States Foreign Sovereign Immunities Act of 1976.